Exhibit 99.1
Roivant Reports Financial Results for the Second Quarter Ended September 30, 2026, and Provides Business Update
•LISRAYA™ (brepocitinib) generated net product revenue of $31.0 million in its first 5 weeks of launch following FDA approval in August 2026
•IMVT-1402 600 mg met the primary endpoint of ACR20 response at Week 28 (92.5% vs. 75.6% placebo, p=0.0139) in Period 2 (randomized withdrawal design following open-label lead-in) of the potentially registrational trial in patients with difficult-to-treat rheumatoid arthritis (D2T RA); FDA discussions planned for later this year to determine the path forward regarding the registrational program for IMVT-1402 in D2T RA
•Brepocitinib met the primary and all key secondary endpoints in the Phase 3 CLARITY-1 and CLARITY-2 trials in non-infectious uveitis (NIU); sNDA submission for NIU expected in the first half of calendar year 2027
•Mosliciguat demonstrated positive topline data in the Phase 2 PHocus study in pulmonary hypertension associated with interstitial lung disease (PH-ILD); Phase 3 PHrontier study initiated
•In light of the evolving Sjögren’s disease (SjD) landscape and recent data in the field, we expect it is unlikely that we will advance IMVT-1402 further in SjD beyond the ongoing, fully enrolled Phase 2 trial
•Roivant reported consolidated cash, cash equivalents and marketable securities of $4.2 billion as of September 30, 2026, including the cash payment received from Moderna in July, supporting cash runway into profitability
•Roivant will host a live conference call and webcast at 8:00 a.m. ET on Monday, November 9, 2026, to report its financial results for the second quarter ended September 30, 2026, and provide a business update
•Roivant will also host an Investor Day in New York City and virtually on December 9, 2026
BASEL, Switzerland and LONDON and NEW YORK, November 9, 2026 – Roivant (Nasdaq: ROIV) today reported its financial results for the second quarter ended September 30, 2026, and provided a business update.
“This quarter has marked a major transition for Roivant. LISRAYA is now commercially available to patients and we are off to a strong start, with $31.0 million in net product revenue in the first 5 weeks of launch – reflecting strong early patient and prescriber demand,” said Matt Gline, CEO of Roivant. “It has also been an exciting quarter in terms of progress in the clinic. Today we are thrilled to announce that IMVT-1402 succeeded in Immunovant’s study in difficult-to-treat late line rheumatoid arthritis – IMVT-1402 at the 600 mg dose met the primary endpoint in Period 2, and the broader data support its potential to maintain and deepen responses in patients who have failed multiple advanced therapies and who are in need of new options. This builds on what was already an incredible quarter in terms of delivery for patients, with phenomenal data both in our brepocitinib Phase 3 studies in NIU as well as our Phase 2 study of mosliciguat in PH-ILD. I couldn’t be happier with the execution of our team in every domain.”
Recent Developments
•Priovant: LISRAYA became commercially available in the U.S. in August 2026 and generated net product revenue of $31.0 million in its first 5 weeks of launch.
Brepocitinib 45 mg once-daily achieved statistically significant benefit compared to placebo on the primary and all key secondary endpoints for each of CLARITY-1 and CLARITY-2, the two identical Phase 3 trials comprising the CLARITY program in NIU. Median time to treatment failure for brepocitinib patients was greater than 48 weeks in both studies, compared with ~12 weeks on placebo in each study (p<0.0001 in both studies), including 40 weeks of steroid-free treatment, setting a new bar for time to failure and steroid-sparing benefit in NIU. Pooled across the CLARITY studies, 62% of patients on brepocitinib achieved steroid-free quiescence at Week 48, compared with 20% on placebo (p<0.0001), with similar results in each study. Of patients that entered the CLARITY studies (pooled) with macular edema, 42% of eyes on brepocitinib achieved resolution of macular edema at Week 48, compared with 4.8% on placebo (p<0.0001), with similar results in each study. The magnitude and breadth of benefit observed across every ranked endpoint, compared with results reported in registrational trials of existing NIU therapies, suggest brepocitinib has the potential to be the most effective systemic, non-steroid treatment option for NIU. Safety data consistent with prior brepocitinib clinical trials; no new safety signals or findings. Priovant intends to file a supplemental New Drug Application (sNDA) for brepocitinib for the treatment of NIU in the first half of calendar year 2027.
Additionally, the Phase 3 study in cutaneous sarcoidosis (CS) and Phase 2b/3 study in lichen planopilaris (LPP) are progressing well.
•Immunovant: Following the open-label lead-in in Period 1 of the potentially registrational trial in patients with D2T RA, where a total of 170 participants were enrolled to receive IMVT-1402 600 mg for 16 weeks, study participants meeting the criteria for an ACR20 response at Weeks 14 and 16 were eligible to advance to Period 2 of the trial. A total of 117 participants were included in the Period 2 efficacy analysis and randomized to IMVT-1402 600 mg (n=40), IMVT-1402 300 mg (n=36), or placebo (n=41). IMVT-1402 600 mg met the primary endpoint of ACR20 response at Week 28 (92.5% vs. 75.6% placebo, p=0.0139). Participants randomized to IMVT-1402 300 mg did not show a difference from placebo, with 75.0% maintaining an ACR20 response at Week 28 (p=0.9426). The secondary endpoints, change in Clinical Disease Activity Index (CDAI) and Simplified Disease Activity Index (SDAI) from Period 2 baseline to Week 28, numerically favored IMVT-1402 600 mg over placebo (p=0.1096 and p=0.1299, respectively). In exploratory analyses, ACR50 response rates at Week 28 were 80.0% for IMVT-1402 600 mg vs. 56.1% for placebo (nominal p=0.0117), and ACR70 response rates were 52.5% vs. 36.6% (nominal p=0.1674); the trial was not powered to detect differences in these measures. IMVT-1402 was generally well tolerated in Period 2, with no serious adverse events, Grade 3 or higher treatment-emergent adverse events, or adverse events leading to treatment discontinuation reported in any arm. FDA discussions are planned for later this year to determine the path forward for the registrational program of IMVT-1402 in D2T RA.
In light of the evolving SjD landscape and recent data in the field, we expect it is unlikely that we will advance IMVT-1402 further in SjD beyond the ongoing, fully enrolled Phase 2 trial.
IMVT-1402 clinical development timelines remain on track across the potentially registrational trials in Graves’ disease (GD), myasthenia gravis (MG) and chronic inflammatory demyelinating polyneuropathy (CIDP).
•Pulmovant: Mosliciguat demonstrated positive topline data in the Phase 2 PHocus study in PH-ILD; the study met its primary endpoint, demonstrating a clinically meaningful and statistically significant placebo-adjusted reduction in pulmonary vascular resistance (PVR) of -56.3% (p<0.0001) at Week 16, the highest ever reported PVR reduction in any randomized controlled PH trial. The study also met its secondary endpoints at Week 16 with a +35.2-meter placebo-adjusted improvement in six-minute walk distance (6MWD, p=0.0027) and a -53.2% (-357.7 pg/mL) placebo-adjusted reduction in N-terminal pro–B-type natriuretic peptide (NT-proBNP, p=0.0002), both clinically meaningful and statistically significant. Pre-specified exploratory Week 24 results showed continued placebo-adjusted improvements in 6MWD to +52.7m (nominal p<0.0001) and NT-proBNP to -75.9% (-487.1 pg/mL, nominal p<0.0001). Mosliciguat was observed to be well tolerated with a favorable safety profile, and compared with placebo, a lower proportion of patients experienced cough (12.1% mosliciguat vs. 18.2% placebo), a common tolerability challenge with inhaled prostacyclins.
The Phase 3 PHrontier study of mosliciguat in patients with PH-ILD has been initiated, with enrollment underway.
•Genevant: In July 2026, Genevant Sciences GmbH (Genevant) and Arbutus received $950 million from Moderna, the initial payment under the global $2.25 billion patent infringement settlement. Oral arguments on Moderna’s Section 1498 appeal took place on November 5, 2026.
•Roivant: Roivant reported consolidated cash, cash equivalents and marketable securities of $4.2 billion as of September 30, 2026, including the cash payment received from Moderna in July, supporting cash runway into profitability. For the three months ended September 30, 2026, Roivant repurchased 2.1 million common shares for an aggregate repurchase price of approximately $72.5 million.

Major Upcoming Milestones
•Priovant intends to file an sNDA for brepocitinib for the treatment of NIU in the first half of calendar year 2027 and expects topline data from the Phase 3 study in CS in calendar year 2028. Roivant continues to actively explore other indications for brepocitinib.
•Immunovant plans to meet with the FDA later this year to determine the path forward for the registrational program of IMVT-1402 in D2T RA. Immunovant expects to report topline data across potentially registrational trials of IMVT-1402 in GD and MG in calendar year 2027. In calendar year 2028, topline data are expected for the potentially registrational trial of IMVT-1402 in CIDP.
•Pulmovant Phase 3 PHrontier study of mosliciguat and Phase 2 PHactor study of mosliciguat in combination with inhaled treprostinil in PH-ILD are ongoing. Roivant continues to actively explore other indications for mosliciguat.
•Genevant LNP litigation continues to progress. An additional $1.3 billion payment under the Moderna settlement is contingent upon a resolution of Moderna’s Section 1498 appeal favorable to Genevant and Arbutus. The Pfizer/BioNTech case is ongoing.
Second Quarter Ended September 30, 2026 Financial Summary
Cash Position and Marketable Securities
As of September 30, 2026, the Company had consolidated cash, cash equivalents, and marketable securities of $4.2 billion.
Product Revenue, Net
Product revenue, net was $31.0 million for the three months ended September 30, 2026, consisting of net product revenue from sales of LISRAYA in its first 5 weeks of launch following FDA approval in August 2026. We did not have product revenue for the three months ended September 30, 2025.
Research and Development Expenses
Research and development (R&D) expenses decreased by $18.8 million to $145.7 million for the three months ended September 30, 2026, compared to $164.6 million for the three months ended September 30, 2025. This decrease was primarily driven by decreases in personnel-related expense of $7.4 million, program-specific costs of $6.4 million and share-based compensation of $3.0 million.
The decrease of $6.4 million in program-specific costs was primarily driven by a decrease of $18.3 million related to the anti-FcRn franchise. This decrease reflected lower costs for the IMVT-1402 study in cutaneous lupus erythematosus, which was discontinued in September 2026, the wind-down of batoclimab clinical trials and the timing of contract manufacturing costs. These decreases were partially offset by higher costs for ongoing clinical trials of IMVT-1402 in Graves’ disease, and further offset by an increase of $11.6 million related to mosliciguat, reflecting the progression of the program.
The majority of share-based compensation and personnel-related expenses, which are unallocated internal costs, were related to the anti-FcRn franchise activities at Immunovant during the three months ended September 30, 2026 and 2025. The decreases in Immunovant’s share-based compensation and personnel-related expenses compared to the same period in 2025 primarily resulted from lower headcount.
Adjusted R&D expenses (Non-GAAP) were $137.4 million for the three months ended September 30, 2026, compared to $152.9 million for the three months ended September 30, 2025.
Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses increased by $11.0 million to $154.1 million for the three months ended September 30, 2026, compared to $143.1 million for the three months ended September 30, 2025. This increase was primarily due to higher selling, general and administrative expenses as a result of the commercial launch of LISRAYA. This was partially offset by a decrease of $11.2 million due to expense recognized for one-time cash retention awards from the Senior Executive Compensation Program during the three months ended September 30, 2025.

Adjusted SG&A expenses (Non-GAAP) were $82.5 million for the three months ended September 30, 2026, compared to $72.1 million for the three months ended September 30, 2025.
Loss from continuing operations, net of tax
Loss from continuing operations, net of tax was $153.0 million for the three months ended September 30, 2026, compared to $166.0 million for the three months ended September 30, 2025. On a basic and diluted per share basis, loss from continuing operations, net of tax was $0.29 and $0.17 for the three months ended September 30, 2026 and 2025, respectively. Adjusted loss from continuing operations, net of tax (Non-GAAP) was $133.4 million for the three months ended September 30, 2026, compared to $187.8 million for the three months ended September 30, 2025.
Net loss attributable to Roivant Sciences Ltd.
Net loss attributable to Roivant was $191.6 million for the three months ended September 30, 2026, compared to $113.5 million for the three months ended September 30, 2025. On a basic and diluted per share basis, net loss attributable to Roivant was $0.27 and $0.17 for the three months ended September 30, 2026 and 2025, respectively. Net loss attributable to Roivant during the three months ended September 30, 2026 includes $95.9 million related to the distributions on outstanding restricted stock units and options of Genevant Sciences Ltd., Genevant’s parent, which participated through dividend-equivalent rights in the distribution of Moderna settlement proceeds. These distributions increased both basic and diluted net loss per common share by $0.13 for the period.
ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(unaudited, in thousands)

	September 30, 2026	March 31, 2026
Cash and cash equivalents	$1,642,266	$1,419,232
Marketable securities	2,565,320	2,872,601
Litigation settlement receivable	—	770,235
Total assets	4,975,824	5,708,687
Total liabilities	380,104	416,275
Total shareholders’ equity	4,595,720	5,292,412
Total liabilities and shareholders’ equity	4,975,824	5,708,687

ROIVANT SCIENCES LTD.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$30,969	$—	$30,969	$—
License, milestone and other revenue	4,152	1,571	5,594	3,741
Revenues, net	35,121	1,571	36,563	3,741
Operating expenses:
Cost of revenues	3,347	111	3,631	265
Research and development (includes $7,965 and $10,996 of share-based compensation expense for the three months ended September 30, 2026 and 2025 and $16,686 and $22,095 for the six months ended September 30, 2026 and 2025, respectively)	145,747	164,568	347,763	317,487
Selling, general and administrative (includes $71,332 and $70,825 of share-based compensation expense for the three months ended September 30, 2026 and 2025 and $145,953 and $141,904 for the six months ended September 30, 2026 and 2025, respectively)	154,076	143,125	319,603	277,144
Total operating expenses	303,170	307,804	670,997	594,896
Gain on litigation settlement	—	—	392	—
Loss from operations	(268,049)	(306,233)	(634,042)	(591,155)
Change in fair value of investments	(60,292)	(128,501)	(96,929)	(109,376)
Change in fair value of liability instruments	—	20,959	—	23,288
Interest income	(41,612)	(45,341)	(78,534)	(93,663)
Other expense, net	200	5,694	2,330	16,902
Loss from continuing operations before income taxes	(166,345)	(159,044)	(460,909)	(428,306)
Income tax (benefit) expense	(13,371)	6,995	(17,329)	11,644
Loss from continuing operations, net of tax	(152,974)	(166,039)	(443,580)	(439,950)
Income from discontinued operations, net of tax	15,763	—	15,763	—
Net loss	(137,211)	(166,039)	(427,817)	(439,950)
Net income (loss) attributable to noncontrolling interests	54,408	(52,520)	(46,361)	(103,076)
Net loss attributable to Roivant Sciences Ltd.	$(191,619)	$(113,519)	$(381,456)	$(336,874)

Amounts attributable to Roivant Sciences Ltd.:
Loss from continuing operations, net of tax	$(207,382)	$(113,519)	$(397,219)	$(336,874)
Income from discontinued operations, net of tax	15,763	—	15,763	—
Net loss attributable to Roivant Sciences Ltd.	$(191,619)	$(113,519)	$(381,456)	$(336,874)

Basic and diluted net loss per common share:
Loss from continuing operations, net of tax	$(0.29)	$(0.17)	$(0.55)	$(0.49)
Income from discontinued operations, net of tax	$0.02	$—	$0.02	$—
Net loss per common share—basic and diluted	$(0.27)	$(0.17)	$(0.53)	$(0.49)

Weighted average shares outstanding—basic and diluted	722,751,617	680,947,866	721,769,574	680,619,200

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended September 30,		Six Months Ended September 30,
	Note	2026	2025	2026	2025
Loss from continuing operations, net of tax		$(152,974)	$(166,039)	$(443,580)	$(439,950)
Adjustments:
Research and development:
Share-based compensation	(1)	7,965	10,996	16,686	22,095
Depreciation and amortization	(2)	347	676	693	1,462
Selling, general and administrative:
Share-based compensation	(1)	71,332	70,825	145,953	141,904
Depreciation and amortization	(2)	257	246	511	558
Gain on litigation settlement	(3)	—	—	(392)	—
Other:
Change in fair value of investments	(4)	(60,292)	(128,501)	(96,929)	(109,376)
Change in fair value of liability instruments	(5)	—	20,959	—	23,288
Estimated income tax impact from adjustments	(6)	—	3,059	—	2,116
Adjusted loss from continuing operations, net of tax (Non-GAAP)		$(133,365)	$(187,779)	$(377,058)	$(357,903)

		Three Months Ended September 30,		Six Months Ended September 30,
	Note	2026	2025	2026	2025
Research and development expenses		$145,747	$164,568	$347,763	$317,487
Adjustments:
Share-based compensation	(1)	7,965	10,996	16,686	22,095
Depreciation and amortization	(2)	347	676	693	1,462
Adjusted research and development expenses (Non-GAAP)		$137,435	$152,896	$330,384	$293,930

		Three Months Ended September 30,		Six Months Ended September 30,
	Note	2026	2025	2026	2025
Selling, general and administrative expenses		$154,076	$143,125	$319,603	$277,144
Adjustments:
Share-based compensation	(1)	71,332	70,825	145,953	141,904
Depreciation and amortization	(2)	257	246	511	558
Adjusted selling, general and administrative expenses (Non-GAAP)		$82,487	$72,054	$173,139	$134,682
Notes to non-GAAP financial measures:
(1)Represents non-cash share-based compensation expense.
(2)Represents non-cash depreciation and amortization expense.
(3)As a result of the global settlement with Moderna entered in March 2026, the Company recognized a gain during the year ended March 31, 2026 for Genevant’s expected portion of a non-contingent, non-creditable and non-refundable payment. The Company recognized an additional gain during the six months ended September 30, 2026, reflecting the final determination of actual litigation costs incurred.
(4)Represents the unrealized gains on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.
(5)Represents the change in fair value of liability instruments, which is non-cash and primarily includes the loss relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.
(6)Represents the estimated tax effect of the adjustments.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Monday, November 9, 2026, to report its financial results for the second quarter ended September 30, 2026, and provide a business update.
To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.
Roivant will also host an investor day on Wednesday, December 9, 2026. To attend the event in person or by webcast, please register online using this registration link.
About Roivant
Roivant (Nasdaq: ROIV) is a commercial-stage biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes LISRAYA™ (brepocitinib), a potent small molecule inhibitor of JAK1 and TYK2 FDA-approved for the treatment of dermatomyositis in adult patients and also in late-stage development for the treatment of non-infectious uveitis, cutaneous sarcoidosis and lichen planopilaris; IMVT-1402, a fully human monoclonal antibody targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. For more information, visit www.roivant.com.
Roivant Forward-Looking Statements
This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.
Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the clinical and therapeutic potential of our product and product candidates, the availability and success of topline results from our ongoing clinical trials, the timing of potential regulatory approvals for our product and product candidates, any commercial potential of our product and product candidates following applicable regulatory approvals and the outcome of any pending litigation. In addition, any statements that refer to projections, forecasts or other characterizations of future events, results or circumstances, including any underlying assumptions, are forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors.
Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
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